AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BRAMPTON CREST INTERNATIONAL, INC.

BRAMPTON ACQUISITION SUBSIDIARY CORP.

AND

AMERICA’S EMERGENCY NETWORK, LLC

DATED AS OF MARCH 19, 2008

i

5.13	Compliance with Laws	24
5.14	Environmental Matters	24
5.15	Employees	24
5.16	Employee Benefit Plans..	24
5.17	Insurance.	24
5.18	Tax Matters	24
5.19	Brokerage	25
5.20	Undisclosed Liabilities	25
5.21	Information Regarding Managers, Officers, Banks, etc	25
5.22	Books and Records	26
5.23	Interest in Customers, Suppliers and Competitors	26
5.24	Condition of Assets	26
5.25	INTENTIONALLY DELETED.	26
5.26	Accounts Receivable	26
5.27	INTENTIONALLY DELETED.	26
5.28	Authorizations	26
5.29	Proxy Statement	26
5.30	Advertising and Promotional Expenses	26
5.31	Status of Technology.	27
5.32	Full Disclosure.	27

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT		27
6.1	Organization and Power; Subsidiaries and Investments	27
6.2	Authorization	27
6.3	Capitalization	28
6.4	No Breach	28
6.5	SEC Filings; Financial Statements.	28
6.6	Proxy Statement	29
6.7	INTENTIONALY DELETED	29
6.8	Absence of Certain Developments	29
6.9	Investment Company Act	29
6.10	Litigation	29
6.11	No Undisclosed Liabilities	30
6.12	Title to Assets	30
6.13	Tax Matters.	30
6.14	Compliance with Laws	31
6.15	Environmental Matters	31
6.16	Proceedings	31
6.17	Brokerage	31
6.18	Proprietary Rights	31
6.19	Over-the-Counter Bulletin Board Quotation	31
6.20	Board Approval	31
6.21	Sarbanes-Oxley; Internal Accounting Controls	31
6.22	Listing and Maintenance Requirements	32
6.23	Application of Takeover Protections	32
6.24	Contracts and Commitments.	32
6.25	Insurance	32
6.26	Interested Party Transactions	32
6.27	Indebtedness	32
6.28	Investigation; No Additional Representations; No Reliance, etc	33
6.29	Full Disclosure	33

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY		33
7.1	Organization and Power; Reporting	33
7.2	Authorization	33
7.3	Non-Contravention	33

7.4	No Business Activities	33

ARTICLE VIII ADDITIONAL AGREEMENTS		34
8.1	Preparation of Proxy Statement.	34
8.2	Access to Information	35
8.3	Commercially Reasonable Efforts	36
8.4	No Solicitation of Transactions	36
8.5	Employee Benefits Matters	37
8.6	Notification of Certain Matters	37
8.7	Public Announcements	37
8.8	Affiliates	38
8.9	Takeover Statutes	38
8.10	Transfer Taxes	38
8.11	Additional Tax Matters.	38
8.12	Directors and Officers of Parent After the Merger	38

ARTICLE IX POST CLOSING COVENANTS		38
9.1	General	38
9.2	Tax-Free Reorganization Treatment	39
9.3	Headquarters of Parent and Surviving Company	39
9.4	Indemnification of Directors and Officers of the Company	39
9.5	Continuity of Business Enterprise	39
9.6	Substantially All Requirement	39
9.7	Additional Distributions to the Members	39
9.8	Key Man Life Insurance.	40

ARTICLE X TERMINATION AND AMENDMENT		40
10.1	Termination	40
10.2	Effect of Termination	41
10.3	Fees and Expenses	41

ARTICLE XI REMEDIES FOR BREACH OF AGREEMENT		41
11.1	Survival of Representations and Warranties	41
11.2	Indemnification	41
11.3	Matters Involving Third Parties.	42
11.4	Determination of Adverse Consequences	42
11.5	Members’ Representative and Parent Representative.	42
11.6	Determination/Resolution of Claims.	43
11.7	Indemnification Threshold and Cap	44
11.8	Other Indemnification Provisions.	44

ARTICLE XII MISCELLANEOUS		45
12.1	Amendment and Waiver	45
12.2	Notices	45
12.3	Assignment	46
12.4	Severability	46
12.5	No Strict Construction	46
12.6	Captions	46
12.7	No Third Party Beneficiaries	46
12.8	Complete Agreement	46
12.9	Counterparts	46
12.10	Directors and Officers Insurance.	46
12.11	Governing Law and Jurisdiction	47

Exhibit List

Exhibit A	-	Max Mayfield Employment Term Sheet
Exhibit B	-	Brian Norcross Employment Term Sheet
Exhibit C	-	Form Voting Trust Agreement
Exhibit D	-	Form Lock-Up Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of March 19, 2008, by and among Americas Emergency Network, LLC, a Florida limited liability company (the “Company”), Brian Norcross, in his capacity as a member and representative of the members of the Company (the “Members’ Representative”), Matthew Straeb, a member of the Company, Max Mayfield, a member of the Company, Robert Adams, a member of the Company, Brampton Crest International, Inc., a Nevada corporation (“Parent”), and Brampton Acquisition Subsidiary Corp., a Florida corporation and wholly-owned subsidiary of Parent (the “Merger Subsidiary”).

RECITALS:

A. Parent, the Merger Subsidiary and the Company desire to enter this Agreement pursuant to which Parent will acquire all of the issued and outstanding stock of the Company as a result of the merger of the Company with and into the Merger Subsidiary as a result of which the Merger Subsidiary will be the surviving company and a direct, wholly-owned subsidiary of Parent.

B. The boards of directors of Parent, the Merger Subsidiary and the board of managers of the Company have determined that it is advisable and in the best interests of Parent, the Merger Subsidiary and the Company, and their respective shareholders and members, that the Merger Subsidiary be merged with and into the Company.

C. The boards of directors of Parent, the Merger Subsidiary and the board of managers of the Company have each unanimously approved this Agreement and the transactions contemplated hereby and have agreed to recommend that their respective shareholders and members adopt and approve this Agreement.

In consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any income Tax Law) of which the Company is or has been a member.

“Agreement” means this Agreement and Plan of Merger, together with all schedules and exhibits attached hereto.

“Alternative Transaction” means any of the following events: (i) any tender or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company (any of the above, a “Business Combination Transaction”), with any Person other than Parent, the Merger Subsidiary or any affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) thereof (a “Third Party”) or (ii) the acquisition by a Third Party of 10% or more of the outstanding shares of Company Common Stock, or of 10% or more of the assets or operations of the Company, taken as a whole, in a single transaction or a series of related transactions.

“Assets” means all assets owned or utilized by the Company including, without limitation, Leased Real Property, Personal Property, Accounts, goodwill, Proprietary Rights and any asset listed on the Financial Statements or any subsequently delivered balance sheet of the Company prior to closing.

“Audited Financial Statements” means the September 30, 2007 audited financial statements, the December 31, 2006 audited financial statements, and the December 31, 2005 audited financial statements. For all purposes under this Agreement, Audited Financial Statements shall include a balance sheet and the related statements of operation, changes in Stockholders’ equity and cash flows and any required footnotes and such other disclosure materials, in each case, to the extent required to be included in the Proxy Statement and in compliance with Regulation S-X, Regulation S-B and the General Rules and Regulations of the Securities Exchange Act.

“Business” means the Company’s business of creating a national network for the dissemination of government emergency information to the public and media outlets.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Cash” means (i) cash on hand or in the bank less any outstanding checks and (ii) deposits in transit to the extent there has been a reduction of receivables on account thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee” has the meaning set forth in Section 8.8 hereto.

“Company Stock” means, collectively, 100% of outstanding membership interests of the Company.

“Contracts” means with respect to any Person, all agreements, contracts, commitments, franchises, covenants, authorizations, understandings, licenses, mortgages, promissory notes, deeds of trust, indentures, leases, plans or other instruments, certificates or obligations, whether written or oral, to which said Person is a party, under which said Person has or may acquire any right or has or may become subject to any obligation or by which said Person, any of said Person’s outstanding shares of stock or any of its assets is bound.

“Environmental Laws” means all applicable Laws concerning public health and safety, the pollution or protection of the environment or the use, generation, transportation, storage, treatment, processing, disposal or release of Hazardous Substances, as the foregoing are enacted and in effect on the Closing Date, including, without limitation, the Federal Solid Waste Disposal Act, as amended, the Federal Clean Air Act, as amended, the Federal Clean Water Act, as amended, the Federal Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency and regulations of any state or local department of natural resources or other environmental protection agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FBCA” means the Florida Business Corporation Act.

“Financial Statements” mean the Audited Financial Statements and the Unaudited Financial Statements.

“FIRPTA” means The Foreign Investment Real Property Tax Act of 1980.

“For Cause” means, with respect to the termination of any director or officer, any one or more of the following as determined in good faith by Board of Directors of the Parent:

(1) an act of fraud, embezzlement or theft by a director or officer in connection with his or her duties or in the course of employment with Parent, the Merger Subsidiary, the Company or any of their affiliated entities;

(2) a director or officer’s material breach of any material provision of his employment agreement or consulting agreement, if applicable, provided that in those instances in which the director or officer’s material breach is capable of being cured, the director or officer has failed to cure within a 30 day period after receiving from the Board of Directors written notice of the breach providing reasonable detail as to the specifics of such breach;

(3) an act or omission by a director or officer, which is (x) willful or grossly negligent, (y) contrary to established policies or practices of Parent, the Merger Subsidiary, the Company or any of their affiliated entities and (z) materially harmful to the business or reputation of Parent, the Merger Subsidiary, the Company or any of their affiliated entities, or to the business of the customers or suppliers of Parent, the Merger Subsidiary, the Company or any of their affiliated entities as such relate to Parent, the Merger Subsidiary, the Company or any of their affiliated entities;

(4) a director or officer’s plea of nolo contendere to, or conviction for, a felony involving moral turpitude; or

(5) a director or officer’s breach of any policy established by the Board of Directors related to trading of Parent’s securities, any violation of federal or state insider trading laws or regulations or employee’s refusal or failure to cooperate with an inquiry or investigation of the Board of Directors, any special committee or a governmental agency, after receiving written instruction from the Board of Directors of the Company to cooperate.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Governmental Agency” means any court, tribunal, administrative agency or commission, taxing authority or other governmental or regulatory authority, domestic or foreign, of competent jurisdiction, including, without limitation, agencies, departments, boards, commissions or other instrumentalities of any country or any political subdivisions thereof.

“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from any Governmental Agency, including, without limitation, those listed on Schedule 5.11 attached hereto.

“Hazardous Substances” means any flammables, explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants or related materials regulated under, or as defined in any Environmental Law.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any shareholder notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person; (iv) all obligations of such Person under any capitalized lease; (v) all liabilities and obligations pursuant to any interest rate swap agreements; and (vi) any accrued interest, prepayment premiums, breakage fees, penalties or similar amounts related to any of the foregoing.

“Indemnifying Members” means Brian Norcross, Max Mayfield, Matthew Straeb, and Robert Adams.

“Independent” shall mean independent as that term is defined in connection with a director under the NASDAQ, AMEX or other stock exchange rules, as applicable.

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual (ii) in the case of any Person other than an individual or the Company, the actual knowledge of the board of directors and senior level executive officers (or individuals serving in similar capacities) of such Person, and (iii) in the case of the Company, the actual knowledge of Brian Norcross, Max Mayfield, Matthew Straeb, and/or Robert Adams.

“Law” or “Laws” means any and all federal, state, local or foreign laws, statutes, ordinances, codes, rules, regulations or Orders.

“Leased Real Property” means all of the right, title and interest of the Company under all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business or leased by the Company.

“Leases” means those leases and subleases of the Leased Real Property set forth on Schedule 5.7 attached hereto.

“Liability” means, with respect to any Person, any liability, debt, loss, cost, expense, fine, penalty, obligation or damage of any kind, whether known, unknown, contingent, asserted, accrued, unaccrued, liquidated or unliquidated, or whether due or to become due.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

“Material Adverse Effect” means, when used in connection with an entity, any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, is materially adverse to the Business or the assets, liabilities, financial condition or operating results of the entity or has a material adverse effect on the ability of such entity to consummate the transactions contemplated hereby; provided, however, that no Event will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (i) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any other calamity or crisis, including an act of terrorism to the extent such deterioration has a disproportionate adverse effect on the Company as compared to any other Person engaged in the same business, (ii) a natural disaster or any other natural occurrence beyond the control of the entity, (iii) the disclosure of the fact that Parent is the prospective acquirer of the Company, (iv) the announcement or pendency of the transactions contemplated hereby, (v) any change in accounting requirements or principles imposed upon the Company or any change in applicable laws, rules or regulations or the interpretation thereof, (vi) any action required by this Agreement or (vi) any action of the Company between the date hereof and the Closing which requires the consent of Parent pursuant to the terms of this Agreement if Parent consents to the taking of said action.

“Members” shall mean all of the members of the Company.

“NASDAQ” means the NASDAQ Stock Market.

“New Financial Statements” has the meaning set forth in Section 8.1(h) hereto.

“Order” means, with respect to any Person, any award, decision, decree, injunction, judgment, order or ruling directed to and naming such Person.

“OTCBB” means the OTC Bulletin Board.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent whose price is quoted on the Over the Counter Bulletin Board under the ticker symbol “BRCI.”

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent.

“Parent Plans” has the meaning set forth in Section 8.5 hereto.

“Permitted Liens” means (i) any liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens; (iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation; (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto, and (v) any lien on any of the Assets of the Company arising under that certain Loan Agreement between the Company and Laurentian Peak Capital, Inc.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Property” means all tangible personal property owned or used by the Company in the conduct of the Business, including, without limitation, all machinery, equipment, furniture, computer hardware, fixtures that are not affixed to real property.

“Proceeding” means any action, arbitration, audit, complaint, investigation, litigation or suit (whether civil, criminal or administrative).

“Proprietary Rights” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all foreign and domestic patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (ii) all foreign and domestic trademarks, service marks, trade dress, logos and trade names and all goodwill associated therewith; (iii) all foreign and domestic copyrightable works, all foreign and domestic copyrights and all foreign and domestic applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, code books, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); and (v) all copies and tangible embodiments thereof in whatever form or medium.

“Stock Consideration” shall mean 100,000,000 shares of Parent Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, fines or additions thereto or additional amounts in respect of any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax.

“Unaudited Financial Statements” means the December 31, 2006 compiled balance sheet, and to the extent required to be provided in connection with the Proxy Statement, the September 8, 2007 compiled balance sheet. For all purposes under this Agreement, Unaudited Financial Statements shall include the complied balance sheets and such other disclosure materials, in each case, to the extent required to be included in the Proxy Statement and prepared in accordance with GAAP, Regulation S-X and Regulation S-B of the Securities and Exchange Commission’s rules and regulations.

ARTICLE II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth herein and the applicable provisions of the FBCA, and on the basis of the representations, warranties, covenants and agreements contained herein, as of the Effective Time, the Company shall be merged with and into the Merger Subsidiary (the “Merger”), the separate corporate existence of the Company shall cease and the Merger Subsidiary shall continue as the surviving company. The Merger Subsidiary, as the surviving company of the Merger, may be hereinafter referred to as the “Surviving Company.”

2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time on the fifth Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Ziglaw, 4500 Biscayne Blvd., Suite 201
Miami, FL 33137, unless another place is agreed to in writing by the parties hereto. The date and time of the Closing are referred to herein as the “Closing Date.”

2.3 Effective Time. At the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the FBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Florida, or at such subsequent time as Parent and Company shall agree and as shall be specified in the Certificate of Merger (the date and time that the Merger becomes effective being referred to herein as the “Effective Time”).

2.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided herein and the applicable provisions of the FBCA. Without limiting the generality of the foregoing, all of the properties, rights, privileges, powers and franchises of the Company and the Merger Subsidiary shall vest in the Surviving Company and all of the debts, liabilities, duties and obligations of the Company and the Merger Subsidiary shall become the debts, liabilities, duties and obligations of the Surviving Company.

2.5 Effect on Stock. Upon the terms and conditions of this Agreement, at the Effective Time, as a result of the Merger and this Agreement and without the need for any further action on the part of the Merger Subsidiary, the Company or any of their respective shareholders or members, the following shall occur:

(a) Immediately prior to the Effective Time each membership interest of the Company (hereinafter referred to as “Company Membership Interest” or the “Company Interest”) outstanding immediately prior to the Effective Time shall be deemed canceled and converted into the right to receive a pro rata portion of the Stock Consideration in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Company. Until properly delivered to Parent or the Surviving Company pursuant to Section 2.16, any certificate evidencing Company Membership Interest (a “Certificate”) shall be deemed for all purposes to evidence only the right to receive the consideration described in this Section 2.5(a). Upon proper delivery to Parent of the Surviving Company, the Certificate shall be deemed cancelled as of the Effective Time.

(b) The specific ratio of exchange for the Company Membership Interest for shares of Parent Common Stock (“Share Exchange Ratio”) as well as the specific Merger Consideration to be received by the holders of the Company Interests have been prepared by the Company in accordance with the allocation schedule as set forth on Schedule 2.5(a) (the “Allocation Schedule”) and will be confirmed and adjusted by the Company, as applicable, at the Closing. Parent shall issue the Merger Consideration (as defined in the next sentence) in accordance with the Allocation Schedule. For purposes of this Agreement, the term “Merger Consideration” shall be deemed to mean the Stock Consideration.

2.6 Certificate of Incorporation. As of the Effective Time, and without any further action on the part of the Company and Merger Subsidiary, the certificate of incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation for the Surviving Company, except that the name of the Surviving Company shall be America’s Emergency Network, Inc., and thereafter shall continue to be the certificate of incorporation until changed or amended as provided therein and under applicable law.

2.7 Officers and Directors.

(a) Members of Board of Directors. At the Effective Time, the members of the Board of Directors of Parent, Surviving Company and Laurentian Peak Capital, Inc. shall be designated as follows:

(i) Parent shall designate two members of the Board of Directors (the “Parent Directors”) of Parent; the initial designees being Joseph Emas and Robert Wineberg;

(ii) The Members’ Representative shall designate two members of the Board of Directors (the “Members’ Representative Directors”) of Parent; the initial designees being Brian Norcross and Robert Adams;

(iii) Parent and Members’ Representative shall designate one Independent member of the Board of Directors of Parent (the “Independent Director”, together with the Parent Directors, the Members’ Representative Directors, the “Directors”); the initial designee being Bradley Hacker;

(iv) In the event of a listing on NASDAQ, AMEX or another stock exchange requires a majority of Independent directors, Parent and Members’ Representative shall each replace one Parent Director and Members’ Representative Director respectively with an Independent director not already serving as the Independent Director. Parent and Members’ Representative shall have the right to veto the nomination of any Independent director designated by Parent or Members’ Representative pursuant to this Section 2.7(a)(iv).

(v) The Members’ Representative shall have the right to designate a majority of the members of the board of directors of the Surviving Company for such time that the Members own such number of shares of the Stock Consideration which shall equal at least 25% of the Stock Consideration; the initial designees being Max Mayfield, Brian Norcross, Matthew Straeb, Robert Adams.

(vi) Parent shall have the right to designate one member of the board of directors of the Surviving Company; the initial designee being Robert Wineberg.

(vii)  Parent shall have the right to designate majority of the board of directors of Laurentian Peak Capital; the initial designees being Robert Wineberg, Bradley Hacker and Joseph Emas.

(viii) The Members’ Representative shall have the right to designate two members of the board of directors of Laurentian Peak Capital.

(b) Officers of Parent, the Surviving Company, and Laurentian Peak Capital. From and after the Effective Time, the officers of Parent, the Surviving Company, and Laurentian Peak Capital shall be elected by the Board of Directors of each entity; provided, however, that [A] Robert Adams shall be elected Chairman of the Board of Parent, Brian Norcross shall be elected President and Chief Executive Officer of Parent (“Parent President”), Bradley Hacker shall be elected Chief Financial Officer of Parent, Max Mayfield shall be elected Sr. Executive Vice President-Government Relations of Parent (“Parent Sr. VP”), Matthew Straeb shall be elected Sr. Executive Vice President-Marketing of Parent, and Robert Wineberg shall be elected Secretary and Treasurer of Parent, in each case to serve until his successor is elected and qualified or until his earlier death, resignation or termination; provided, however, that each such officer shall continue to serve in such capacity for at least one year after the Effective Date unless such officer is terminated For Cause, and [B] Brian Norcross shall be elected President, Chief Executive Officer and Chief Operating Officer of the Surviving Company, and Bradley Hacker shall be elected Chief Financial Officer of the Surviving Company, in each case to serve until his or her successor is elected and qualified or until his or her earlier death, resignation or termination; provided, however, that each such officer shall continue to serve in such capacity for at least one year after the Effective Date unless such officer is terminated For Cause, and [C] Robert Wineberg shall be elected President and Chief Executive Officer of Laurentian Peak Capital and Scott Roberts shall be elected Chief Operating Officer of Laurentian Peak Capital, in each cause to serve until his successor is elected and qualified or until his or her earlier death, resignation or termination.

(c) The Directors and the Officers of Parent as described in this Section 2.7 shall hold their respective positions commencing upon the Effective Date and continuing for a period of at least one year after the Effective Date unless such director or officer is terminated For Cause. If prior to the expiration of such one year period the Board of Directors of Parent calls a special or annual meeting of its shareholders at which Directors are to be elected, then the Parent Directors and Members’ Representative Directors shall be included as nominees for election to the Board of Directors of Parent. If either Parent President or Parent Sr. VP cease to hold an executive officer position with Parent either during or after such one year period, unless Parent President or Parent Sr. VP, as applicable, was terminated For Cause, Parent shall enter into a consulting agreement with such individual for a term expiring on or after the date which is five years after the Effective Date.

2.8 Certain Other Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Membership Interests shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Membership Interests the same economic effect as contemplated by this Agreement prior to such event.

2.9 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Company Interest (a “Company Certificate”) with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate until such holder shall surrender such Company Certificate. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Parent Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

2.10 Waiver of Dissenters’ Rights. Prior to or concurrently with the execution of this Agreement, the Members of the Company have waived any dissenters’ or appraisal rights under Chapter 608.4352 of the Florida Limited Liability Company Act.

2.11 No Further Ownership Rights in Company Membership Interests. The Merger Consideration delivered or deliverable to the holders of Company Interests in accordance with the terms of this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Interests. Until surrendered as contemplated by this Agreement, each Company Certificate representing Company Interests shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender solely the Merger Consideration.

2.12 Allocation of Amounts Paid By Parent. Payment of all amounts paid by Parent to the Members’ Representative or to such accounts as directed by the Members’ Representative hereunder shall constitute payment and delivery to each of the Members in satisfaction of all obligations of Parent and the Surviving Company to pay and deliver such amounts hereunder.

2.13 INTENTIONALLY OMMITTED.

2.14 No Fractional Shares of Parent Common Stock. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent.

2.15 No Liability. None of Parent, Merger Subsidiary, Company or the Surviving Company shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.16 Surrender of Certificates. Upon surrender of Company Certificates at Closing, the holders of such Company Certificates shall receive in exchange therefor Merger Consideration in accordance with Schedule 2.5(a) attached hereto, as amended if applicable, and the Company Certificates surrendered shall be canceled. Until so surrendered, outstanding Company Certificates shall be deemed, from and after the Effective Time, to evidence only the right to receive the applicable Merger Consideration issuable pursuant hereto and the Allocation Agreement.

2.17 Lost, Stolen or Destroyed Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration payable in exchange therefor; provided, however, that as a condition precedent to the issuance of such Merger Consideration, the holder of such lost, stolen or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent or the Surviving Company with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

2.18 Withholding. Each of Parent and the Merger Subsidiary shall be entitled to withhold from any consideration payable or deliverable pursuant to the terms of this Agreement to any Member, such amounts as may be required to be withheld pursuant to any Law, including, without limitation, any amounts required to be withheld pursuant to the Code. To the extent any amounts are so withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Member to whom such amounts would have otherwise been paid.

2.19 Further Assurances. If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record of otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

2.20 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Interests thereafter on the records of the Company. On or after the Effective Time, any Company Certificate presented to Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Interests formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled.

2.21 Tax Consequences. For U.S. federal income tax purposes, the parties intend that the Merger be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. Accordingly, unless otherwise required by Law, no party shall take any action or fail to take any action that reasonably could be expected to jeopardize the treatment of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and the parties shall not take any position on any Tax Return (as defined herein) or in any proceeding relating to the Tax consequences of the Merger inconsistent with this Section 2.21. Notwithstanding the forgoing, the parties understand and agree that only the Stock Consideration portion of the Merger Consideration shall be deemed eligible for a “tax free” exchange under Section 368 of the Code.

2.22 INTENTIONALLY DELETED.

2.23 Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to Affiliates of the Company identified on Schedule 2.23 attached hereto will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear the appropriate legend.

ARTICLE III
CONDITIONS TO CLOSING

3.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each of Parent, the Merger Subsidiary and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints, Illegality. (i) No Governmental Agency or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statue, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Agency shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Agency of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement;

(b) Parent Stockholder Approval. Parent shall have obtained from its stockholders in accordance with applicable law approval of this Agreement, the Merger and the transactions contemplated hereby;

(c) Employment and Advisory Agreements. Max Mayfield and Brian Norcross shall have duly executed and delivered to Parent the Employment Term Sheets in the forms of Exhibits A and B, respectively;

(d) Voting Trust Agreement. Each of the Members and Robert Wineberg shall have duly executed and delivered to the Company a voting trust agreement in form and substance mutually acceptable to the such parties and substantially in the form of Exhibit C;

(e) INTENTIONALLY DELETED.

Any condition specified in this Section 3.1 may be waived by the Company or Parent, as applicable; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Company or Parent, as applicable.

3.2 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Parent and the Merger Subsidiary shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or the Merger Subsidiary;

(b) Performance of Obligations of Parent and the Merger Subsidiary. Parent and the Merger Subsidiary shall have each performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) No Proceedings. No action, suit or proceeding shall be pending or threatened before any Governmental Agency which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and the transactions contemplated by this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect;

(d) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent;

(e) Parent Charter Amendment. The Parent Charter shall have been amended to provide for a name change to “The AEN Group, Inc.” and the structure and election of the board of directors as provided herein, and all necessary actions on the part of Parent shall have been taken to elect the new slate of directors to the board of directors of the Merger Subsidiary and Laurentian Peak Capital as of the Effective Time; and

(f) Merger Subsidiary Charter Amendment; Board of Directors. The Merger Subsidiary Charter shall have been amended to provide for the structure and election of the board of directors as provided herein and all necessary actions on the part of Parent and the Merger Subsidiary shall have been taken to elect the new slate of directors to the board of directors of the Merger Subsidiary as of the Effective Time;

(g) Private Placement of Parent Common Stock. The Parent shall have consummated a private placements of its Common Stock prior to the Closing Date upon terms acceptable to it, after consultation with the Members; provided further, however, that: (a) the gross proceeds of such private placement are not less than $1,000,000, (b) Parent shall use commercially reasonable efforts to ensure that the per share consideration received for any Parent Common Stock offered or sold in such private placement is not less than $.10 per share of Parent Common Stock and (c) the net proceeds of such private placement are used solely to provide working capital to the Company.

(h) Deliverables.

(i) Merger Consideration. Parent shall have delivered the Stock Consideration to the Members’ Representative or such accounts designated by the Members’ Representative (for the benefit of the Members);

(ii) Legal Opinion. Parent shall have delivered to the Members’ Representative an opinion of Hinshaw & Culbertson LLP and Joseph I. Emas, Esq., dated the Closing Date, in a form reasonably acceptable to the Members’ Representative’s counsel;

(iii) Officers’ Certificates. Each of Parent and the Merger Subsidiary shall have delivered a certificate from an officer in the form reasonably acceptable to the Company, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.2(a) and (b) hereof have been satisfied;

(iv) Secretary’s Certificates. The Company shall have received a duly executed certificate from the Secretary of each of Parent and the Merger Subsidiary with respect to: (a) the certificate of incorporation, as certified by the Secretary of State of Nevada and the Secretary of State of Florida, respectively, as of a recent date, and bylaws of such entities, (b) resolutions of the board of directors of such entities with respect to the authorizations of this Agreement and the other agreements contemplated hereby, (c) a certificate of existence and good standing of such entities as of a recent date from the Secretary of State of Nevada and the Secretary of State of Florida, and (d) the incumbency of the executing officers of such entities;

(v) Required Consents. Parent shall have delivered copies of all consents, approvals, releases from and filings with, Governmental Agencies and third parties set forth on Schedule 3.2(h) required in order to effect the transactions contemplated by this Agreement which Parent is responsible to obtain pursuant to the terms of this Agreement;

(vi) Resignations. All current officers and directors of the Merger Subsidiary and Parent shall have executed and delivered their resignation unless it is contemplated by this agreement that such officer or director continue in Office following the Closing;

(vii) INTENTIONALLY DELETED;

(viii) Lockup Agreement. Each of the shareholders of Parent owning more than 10 per cent of Parent Common Stock and all officers and directors of the Parent shall have executed a Lockup Agreement in substantially the form attached hereto as Exhibit D (the “Lockup Agreement”), that such person shall not sell, pledge, transfer, assign or engage in any hedging transaction with respect to Parent Common Stock commencing upon the Effective Time, and the shares of Parent Common Stock held by such persons and subject to the lock-up shall be released from the Lock-Up Agreement twelve (12) months following the Effective Time; provided, however, that the Lock-up Agreement shall apply to no more than 25,000,000 shares beneficially owned by such officer, director, and shareholder of the Parent.

(ix) Instruments and Possessions. In order to effect the Merger, Parent and Merger Subsidiary shall have executed and/or delivered to the Company such other certificates, documents, instruments and agreements as Parent shall deem necessary in its reasonable discretion in order to effectuate the Merger and the other transactions contemplated herein, in form and substance reasonably satisfactory to the Company.

(i) Form of Deliverables. The form and substance of all certificates, instruments, opinions or other documents delivered by or on behalf of Parent or the Merger Subsidiary to the Company or the Members’ Representative under this Agreement shall be satisfactory in all reasonable respects to the Members’ Representative, the Company, and their counsel.

Any condition specified in this Section 3.2 may be waived by the Company; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Company.

3.3 Additional Conditions to the Obligations of Parent and the Merger Subsidiary. The obligations of Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) No Proceedings. There shall not be pending or threatened any suit, litigation, action or other proceeding relating to the transactions contemplated by this Agreement except as disclosed to Parent;

(d) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(e) Deliverables.

(i) Legal Opinion. The Company shall have delivered to Parent an opinion of Ziglaw, dated the Closing Date, in a form reasonably acceptable to Parent’s counsel;

(ii) Officer’s Certificate. Parent shall have received a certificate from an officer of the Company in the form reasonably acceptable to Parent, dated the Closing Date, stating that the applicable preconditions specified in Section 3.3(a) and (b) hereof, have been satisfied;

(iii) Secretary’s Certificate. Parent shall have received a duly executed certificate from the Secretary of the Company with respect to: (a) the articles of formation, as certified by the Secretary of State of Florida as of a recent date, and operating agreement of the Company, (b) resolutions of the board of managers of the Company with respect to the authorizations of this Agreement and the other agreements contemplated hereby, (c) a certificate of existence and good standing of the Company as of a recent date from the Secretary of State of the State of Florida and each jurisdiction in which the Company is required to be qualified to do business and (d) the incumbency of the executing officers of the Company;

(iv) Books and Records. Parent shall have received the stock books, stock ledgers, minute books, and corporate seals, if any, of the Company and the stock certificate representing all of the issued and outstanding stock of the Company; and

(v) FIRPTA. The Company shall have delivered to Parent a properly executed FIRPTA Notification Letter, in form and substance reasonably acceptable to Parent, which states that shares of Company Interests do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.

(f) Form of Deliverables. The form and substance of all certificates, instruments, opinions or other documents delivered by or on behalf of Members’ Representative or the Company to Parent under this Agreement shall be satisfactory in all reasonable respects to Parent and its counsel.

Any condition specified in this Section 3.3 may be waived by Parent; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Parent.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Parent or as expressly contemplated by this Agreement, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company, except as expressly contemplated by this Agreement, shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers and employees and to preserve the present relationships of the Company with such of the customers, suppliers, licensors, licensees, or distributors with which the Company has significant business relations. By way of amplification and not limitation, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), the Company shall not, between the date of this Agreement and the Effective Time, except as set forth in Schedule 4.1 of the Company Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

(a) Amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of the Company;

(c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company Capital Stock; provided, however that the Company shall be entitled:

(i) to make payments to each of the Members on a bi-monthly basis as and when other employees of the Company are paid, a base salary based upon the base compensation (excluding any tax distribution, bonus or other unordinary payments but including payments to a Company Plan) paid to the members at the same rate as of the date hereof; and

(ii) to make payments to each Member on a quarterly basis an amount not to exceed the estimated tax obligation of each Member for income tax (federal and state) for any taxable year or portion thereof, up to the calendar quarter ending immediately prior to the Closing.

(d) Amend the terms of any Company Plan to make the terms of such plan more favorable to its participants or to increase any benefit under such plan.

(e) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

(f) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable Law;

(g) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including the Company Interests (except (i) by incurring Permitted Liens; and (ii) equipment and property no longer used in the operation of the Company’s business) other than in the ordinary course of business consistent with past practice;

(h) Except as may be required as a result of a change in Law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(i) Settle or compromise any pending or threatened suit, action or claim (other than the payment of health benefit claims on behalf of customers of the Company) involving a payment by the Company in excess of $5,000;

(j) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(k) Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies, if any, covering the Company or its properties, assets and businesses or comparable replacement policies;

(l) Except for moving expenses related to the Company’s relocation and the updating or duplicating the IT system, authorize or make capital expenditures in excess of $5,000;

(m) (i) Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any Tax, or surrender any right to claim a Tax refund or (ii) consent, without providing advance notice to Parent, to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(n) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Interests;

(o) (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities; (ii) incur any indebtedness for borrowed money (including pursuant to any commercial paper program or credit facility of the Company) or issue any debt securities; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or (iv) make any loans, advances or capital contributions to, or investments in, any Person other than subsidiaries or providers of the Company in the ordinary course of business consistent with past practice;

(p) Except as set forth in Schedule 4.1 of the Company Disclosure Schedule, enter into or renew, extend, materially amend or otherwise materially modify (i) any Company Material Contract, or (ii) any other contract or agreement (with “other contract or agreement” being defined for the purposes of this subsection as a contract or agreement which involves the Company incurring a liability in excess of $5,000 and which is not terminable by the Company without penalty upon one year or less notice);

(q) Except as set forth in Schedule 4.1 of the Company Disclosure Schedule and except to the extent required under this Agreement or pursuant to applicable law, increase the salary, compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Code (provided that any such amendments shall not materially increase the cost of such plan to the Company);

(r) Grant any license with respect to Intellectual Property Rights other than non-exclusive licenses granted in the ordinary course of business;

(s) Take any action or omit to take any action that would reasonably be expected to cause any Intellectual Property Rights used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

(t) Take or fail to take any action that would prevent the Merger from qualifying as reorganization within the meaning of Section 368(a) of the Code;

(u) Pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than, without limitation, any expenses incurred in connection with the transactions contemplated hereby and the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

(v) Enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of the Company’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K; or

(w) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(u) or any action which would result in any of the conditions set forth in Article IV not being satisfied or would materially delay the Closing.

4.2 Conduct of Business of Parent and its Subsidiaries Pending the Merger. Parent covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by the Company, Parent and its Subsidiaries shall not except as set forth in Schedule 4.2 of the Parent Disclosure Schedule, directly or indirectly:

(a) Amend the Parent Charter or bylaws or equivalent organizational documents, or amend its Subsidiaries’ Charter or bylaws or equivalent organizational documents;

(b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of Parent or its Subsidiaries;

(c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or its Subsidiaries’;

(d) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

(e) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable Law or consummate the Merger;

(f) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock other than in the ordinary course of business consistent with past practice;

(g) Except as may be required as a result of a change in Law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(h) Settle or compromise any pending or threatened suit, action or claim involving a payment by Parent or its Subsidiary in excess of $10,000;

(i) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries;

(j) Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering Parent or its Subsidiaries, or their respective properties, assets and businesses or comparable replacement policies;

(k) Authorize or make capital expenditures;

(l) (i) Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any Tax, or surrender any right to claim a Tax refund or (ii) consent, without providing advance notice to the Company, to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(m) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities, or the capital stock, stock options or debt securities of its Subsidiaries;

(n) (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities; (ii) incur any indebtedness for borrowed money or issue any debt securities; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than providers of Parent in the ordinary course of business consistent with past practice; provided, however, that Parent may undertake and consummate one private placements of its Common Stock prior to the Closing Date upon terms acceptable to it, after consultation with the Members; provided further, however, that: (a) the gross proceeds of such private placement are equal to $1,000,000, (b) Parent shall use commercially reasonable efforts to ensure that the per share consideration received for any equity securities offered or sold in such private placement is not less than $.10 per share of Parent’s Common Stock and (c) the net proceeds of such private placement are used solely to provide working capital to the Company;

(o) Except as set forth in Section 4.2 of the Parent Disclosure Schedule, enter into or renew, extend, materially amend or otherwise materially modify (i) any material contract, or (ii) any other contract or agreement (with “other contract or agreement” being defined for the purposes of this subsection as a contract or agreement which involves Parent incurring a liability in excess of $10,000 and which is not terminable by Parent without penalty upon one year or less notice);

(p) Except as set forth in Section 4.2 of the Parent Disclosure Schedule and except to the extent required under this Agreement or pursuant to applicable law, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of Parent in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of Parent, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Code (provided that any such amendments shall not materially increase the cost of such plan to Parent);

(q) Take or fail to take any action that would prevent the Merger from qualifying as reorganization within the meaning of Section 368(a) of the Code;

(r) Pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Parent or incurred in the ordinary course of business and consistent with past practice;

(s) Enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of Parent’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K; or

(t) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through 4.2(s) or any action which would result in any of the conditions set forth in Article IV not being satisfied or would materially delay the Closing.

4.3 Operational Matters. From the date of this Agreement until the Effective Time, at the request of Parent, senior management of Company shall (a) confer on a regular and frequent basis with Parent and (b) report to Parent on operational matters. Company shall file or furnish all reports, communications, announcements, publications and other documents required to be filed or furnished by it with all Governmental Entities between the date of this Agreement and the Effective Time and Company shall (to the extent any report, communication, announcement, publication or other document contains any statement relating to this Agreement or the Merger, and to the extent permitted by law or regulation) consult with Parent for a reasonable time before filing or furnishing any such report, communication, announcement, publication or other document and mutually agree upon any such statement and deliver to Parent copies of all such reports, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective businesses and operations.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in the schedules of the Company delivered by the Company to Parent and the Merger Subsidiary concurrently with this Agreement (the “Company Disclosure Schedule”), as a material inducement to Parent and the Merger Subsidiary to enter into this Agreement, the Company, Brian Norcross, Max Mayfield, Matthew Straeb, and Robert Adams, jointly and severally, represent and warrant to Parent as follows:

5.1 Organization and Power; Subsidiaries and Investments. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company is each qualified to do business as foreign entities and are in good standing in the jurisdictions listed on the attached Schedule 5.1, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires the Company to be so qualified except where the failure to be qualified would not result in a Material Adverse Effect. The Company has all requisite corporate power and authority to own their assets and carry on their business as now conducted. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The articles of formation and operating agreement of the Company, which have previously been furnished to Parent, reflect all amendments thereto and are correct and complete in all respects. The Company has no Subsidiaries and the Company does not own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person.

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Company and no other act or proceeding on the part of the Company, its boards of managers or Members is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

5.3 Capitalization. Schedule 5.3 attached hereto accurately sets forth the authorized and outstanding equity of the Company and the name and number of membership interest held by each member thereof. All of the issued and outstanding membership interests of the Company have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person. No other class of capital stock of the Company is authorized or outstanding. Except as set forth in Schedule 5.3, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company.

5.4 No Breach. Except as set forth on Schedule 5.4 attached hereto, and as would not have a Material Adverse Effect, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the articles of formation or operating agreement of the Company, any material Law, any material Order or any material Contract to which the Company or its Assets is bound; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any Assets or any of the equities of the Company or its Subsidiaries; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any material Contract by which the Company or its Subsidiaries or any of their respective Assets is bound.

5.5 Financial Statements.

(a) Each of the Financial Statements when delivered will be accurate and complete in all material respects and will present fairly in all material respects the financial condition, results of operations and cash flows of the Company throughout the periods covered thereby and will have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The representations and warranties contained in this Section 5.5(a) shall only become effective as to each Financial Statement as and when the Company delivers such Financial Statement to Parent and indicates that it is acceptable for inclusion in the Proxy Statement.

(b) There has not been, since September 8, 2007, nor to the Company’s Knowledge is there pending, any material change in accounting requirements or principals imposed on the Company.

5.6 Absence of Certain Developments. Except as set forth in Schedule 5.6 attached hereto, since September 8, 2007, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past custom and practice, and neither the Company nor its Subsidiaries has:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any of its Assets or any portion thereof (other than sales of inventory, in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any Lien, except for Permitted Liens;

(c) Made any material capital expenditures or commitments therefor in excess of $10,000, other than in the ordinary course of business consistent with past custom and practice and not disclosed in the Company’s business plans provided to Parent; provided, however, the Company may enter into agreements to increase its office space, duplicate and/or update its IT systems and lease office equipment;

(d) Created, incurred or assumed any Indebtedness and has not guaranteed any Indebtedness or Liability of any Person and all Indebtedness will be included in the calculation of Adjusted Cash;

(e) Declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of the Company or its Subsidiaries with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity, other than cash dividends paid to any shareholder of the Company or its Subsidiaries in the ordinary course of business consistent with past custom and practice;

(f) Declared, set aside or paid any salary or compensation to any director or employee outside the ordinary course of business consistent with past custom and practice;

(g) Declared, set aside or paid any amounts to any of the Company’s Affiliates outside the ordinary course of business consistent with past custom and practice;

(h) Amended or authorized the amendment of its certificate of incorporation or bylaws;

(i) Committed or agreed to any of the foregoing; or

(j) Received any notice from any material customer, supplier or other Person with whom the Company or its Subsidiaries has a material business relationship indicating that said Person intends to change their respective relationship the Company or its Subsidiaries.

5.7 Real Property Leases. Except as described on Schedule 5.7 attached hereto, the Company has no Leased Real Property facility.

5.8 Title to Assets. Except for (a) leased Personal Property and (b) the Personal Property of the Members described on Schedule 5.8 attached hereto and Proprietary Rights licensed from third parties, the Company has and owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the personal, tangible and intangible personal property and Assets used in the Business, including, without limitation, the assets shown on the Financial Statements. None of the Permitted Liens materially interfere with the ordinary conduct of the Business or materially detract from the use, occupancy, value or marketability of title of the assets subject thereto.

5.9 Contracts and Commitments.

(a) To the Company’s knowledge, Schedule 5.9(a) attached hereto lists all of the following Contracts of the Company which are currently in effect as of the date hereof (and, as identified on Schedule 5.9(a), the “Material Contracts”):

(i) Contracts (other than purchase orders entered into in the ordinary course of business) which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company from any one Person under which the undelivered balance of such products or services has a purchase price in excess of Twenty-Five Thousand Dollars ($25,000);

(ii) Contracts (other than purchase orders entered into in the ordinary course of business) which provide for the sale of products or services by the Company and under which the undelivered balance of such products or services has a sale price in excess of Twenty-Five Thousand Dollars ($25,000);

(iii) Contracts relating to the borrowing of money by the Company, to the granting by the Company of a Lien on any of its assets, or any guaranty by the Company of any obligation or Liability in any case involving a Liability in excess of Twenty-Five Thousand Dollars ($25,000);

(iv) Contracts with dealers, distributors, brokers or sales representatives which are likely to involve payments in excess of Twenty-Five Thousand Dollars ($25,000);

(v) Contracts relating to advertising or media commitments for its products or services which are likely to involve payments in excess of Twenty-Five Thousand Dollars ($25,000);

(vi) Contracts pursuant to which the Company is a lessor or a lessee of any property, Personal Property or real property, or holds or operates any tangible Personal Property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed Twenty-Five Thousand Dollars ($25,000);

(vii) Contracts relating to the manufacture or packaging of any of the Company’s products which are likely to involve payments in excess of Twenty-Five Thousand Dollars ($25,000);

(viii) Contracts for the use, license or sublicense of any Proprietary Rights owned or licensed by the Company or otherwise used in the Business (other than any license of mass-marketed or otherwise generally available software);

(ix) any power of attorney (whether revocable or irrevocable) given to any Person by the Company;

(x) Contracts by the Company not to compete in any business or in any geographical area or with respect to which the Company is the beneficiary of any non-compete provision;

(xi) Contracts restricting the right of the Company to use or disclose any information in their possession or with respect to which the Company is the beneficiary of any confidentiality, nondisclosure or non-use provision;

(xii) any partnership, joint venture or other similar arrangements;

(xiii) any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of the Company including, without limitation, all contracts involving Bonus Payments;

(xiv) any Contract with any officer, director, shareholder or any of their respective Affiliates except for employment agreements with its officers (which shall be identified as an Affiliate contract on Schedule 5.9(a)); and

(xv) any other Contract by the Company which is material to the operation of the Business.

(b) Except as disclosed on the attached Schedule 5.9(b): (i) the Company has not materially breached or cancelled any Contract; (ii) to the Company’s Knowledge, none of the Company’s Contracts have been breached in any respect or canceled by the other party which has not been duly cured or reinstated; (iii) to the Company’s Knowledge, the Company is not in receipt of any written claim of default under any Contract; (iv) to the Company’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any Contract or create in any Person the right to accelerate, suspend, terminate, modify, cancel or exercise any other material right under any Contract; (v) no Person has given written notice to the Company of repudiation of any provision of any Contract; and (vi) the Company has not received any written notice of any, and to the Company’s Knowledge there is no, impending change of any relationship with any customer or supplier of the Company or other Person with whom the Company has a material business relationship. To the Company’s Knowledge, each Contract is valid, binding and in full force and effect and enforceable in accordance with its terms. Except as disclosed on Schedule 5.9(b), all of the Material Contracts are either terminable at will or on not more than 90 days advance notice by the Company without penalty.

(c) Except as disclosed on Schedule 5.9(a), the Company has made available to Parent true, correct and complete copies of all of the Material Contracts together with all amendments or waivers thereof.

(d) Each of the Company’s Contracts have been entered into without the commission of any act by or on behalf of the Company, alone or in concert with any other Person, or any consideration having been paid or promised, that, in either case, is or would be in violation of any Law.

(e) Except as disclosed on Schedule 5.9(e), the Company has obtained all consents from third parties required under the Material Contracts which are necessary to consummate the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not result in the termination or breach of any of the Material Contracts.

5.10 Proprietary Rights.

(a) The Company is the owner of, or has the exclusive right to use all Proprietary Rights used in the operation of the Business as presently conducted and as presently proposed to be conducted by Parent following the Closing. Each item of Proprietary Rights will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Effective Time.

(b) To the Knowledge of the Company, except as disclosed in Schedule 5.10(b), the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Person, and there are no unresolved charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation, or violation (including any claim that Company must license, or refrain from using, any Proprietary Rights of any Person). To the Knowledge of the Company, except as disclosed in Schedule 5.10(b), no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights owned or used by the Company in the Business. Schedule 5.10(b) lists all Proceedings pending or, to the Knowledge of the Company, threatened, which challenges the validity, legality, enforceability, use or ownership of any Proprietary Rights owned or used by the Company in the Business.

(c) To the Knowledge of the Company, the Company has not engaged in any business practices that are unfair, improper or illegal, including any misrepresentation of the origin, source, or composition of any of their products and any misrepresentation as to the endorsement, sponsorship or affiliation of any of their products by any Person or group.

(d) Schedule 5.10(d) identifies: (i) each patent, trademark registration and copyright registration which has been issued to the Company; and (ii) each pending patent application, trademark registration application and copyright registration application which has been made by or on behalf of the Company with respect to any Proprietary Rights. The Company has made available to Parent correct and complete copies of all such registrations and applications (as amended to date or otherwise modified and in effect) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 5.10(d) also identifies all trade names, unregistered trademarks and servicemarks used by the Company in the Business. With respect to each of the foregoing items of Proprietary Rights:

(i) except as disclosed in Schedule 5.10(d)(i), the Company possess all right, title and interest in and to the item, free and clear of any Lien other than Permitted Liens;

(ii) the item is not subject to any outstanding Order except for those which would not cause a Material Adverse Effect;

(iii) except as disclosed in Schedule 5.10(d)(iii), the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item;

(iv) each patent, each trademark registration and each copyright registration has been properly obtained in accordance with all applicable rules and regulations governing the prosecution of applications for such patents, or trademark or copyright registrations, and the Company has not engaged in any fraud or other misconduct with regard to the prosecution or procurement of the rights or interests associated with any patent, or trademark or copyright registration; and

(v) except as disclosed on Schedule 5.10(d)(v), to the Knowledge of the Company, all necessary application, registration, maintenance and renewal fees in connection with all patent, trademark and copyright registrations and applications for registration have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the registrations or applications for registration; and to the Knowledge of the Company, no issued patent and no trademark or copyright registration is subject to cancellation, re-examination, termination or withdrawal based upon circumstances existing on or prior to the date of the Closing.

(e) Schedule 5.10(e) identifies (a) each item of Proprietary Rights that the Company exploits pursuant to a license, sublicense or other agreement and (b) each item of Proprietary Rights that the Company licenses or sublicenses to any third Person or otherwise allows any third Person to use. The Company has made available to Parent correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date or otherwise modified and in effect). With respect to each of the foregoing items of Proprietary Rights:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii) the license, sublicense, agreement or permission shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) no item is subject to any outstanding Order; and

(vii) the Company’s ability to exploit each item is not limited in any material respect.

(f) The Company has taken all reasonably necessary and desirable actions to maintain and protect its right, title and interest in Proprietary Rights, including efforts to obtain confidentiality and non-disclosure agreements from each Person with access to such Proprietary Rights. To the Knowledge of the Company, each Person who has had access to confidential and proprietary information relating to the Business has a legal obligation of confidentiality to the Company with respect to such information.

5.11 Governmental Licenses and Permits. Schedule 5.11 contains a complete listing of all material Governmental Licenses held or used by the Company in the conduct of the Business. The Company owns or possesses all right, title and interest in and to all material Governmental Licenses that are necessary to own and operate the Business as presently conducted. Each such Governmental License has been duly obtained, is valid and in full force and effect and is not subject to any Proceeding to revoke, cancel, modify, limit, restrict or declare such Governmental Licenses invalid in any material respect. The Company has materially complied with and is in material compliance with the terms and conditions of such Governmental Licenses and has not received any written notices of the violation of any of the terms or conditions of such Governmental Licenses. The consummation of the transactions contemplated hereby will not, and no event has occurred or circumstance exists that may (with or without the giving of notice or the passage of time or both or otherwise) (i) constitute or result, directly or indirectly in a material violation of or a failure to comply with any term or requirement of any material Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental License. All applications required to have been filed for the continued validity or renewal of any Governmental License have been duly filed on a timely basis with the appropriate Governmental Agency or other Person, and all other filings required to have been made with respect to the Governmental License have been duly made on a timely basis with the appropriate Governmental Agency or other Person, except as would not have a Material Adverse Effect.

5.12 Proceedings. Except as set forth in Schedule 5.12 or as would not have a Material Adverse Effect, there are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or any of its assets or the Business and to the Company’s Knowledge, there is no basis for any Proceeding against the Company or any of its assets or the Business; and the Company is not subject to any Order of any Governmental Agency. Except as set forth on Schedule 5.12, the Company is not currently required, whether by contract or operation of Law, to indemnify any of the officers, directors or employees (past or present) of the Company and there have been no claims made against the Company for indemnity by any past or present officer, director or employee.

5.13 Compliance with Laws. Except as set forth in Schedule 5.13, the Company has materially complied with and is in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by the Company alleging a violation of or liability or potential responsibility under any such Law or Order. To the Company’s Knowledge, since December 31, 2007, there has been no change in any applicable Laws that would have a Material Adverse Effect and there is no impending change in any applicable Laws that would have a Material Adverse Effect.

5.14 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: the (i)  Company has, to Company’s Knowledge, complied with all applicable Environmental Laws; (ii) Company has not received any notice, demand, letter, claim or request for information alleging that Company may be in violation of or liable under any Environmental Law; and (iii) Company is not subject to any orders, decrees, injunctions or other arrangements with any governmental entity or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

5.15 Employees. The Company has no employees.

5.16 Employee Benefit Plans. The Company does not maintain or contribute or have any obligation to contribute to any employee benefit plan.

5.17 Insurance.

(a) Schedule 5.17 lists each insurance policy (including policies providing property, liability, life and Worker’s Compensation coverage and bond and surety arrangements) to which the Company is a party. Except as set forth on Schedule 5.17, true and correct copies of each such policy have been provided to Parent.

(b) To the Company’s Knowledge, each of the above listed policies are legal, valid, binding, enforceable and in full force and effect. Prior to the Closing Date, the Company will not cancel or allow to expire any such policies unless replaced with other comparable insurance. The Company, nor, to the Company’s Knowledge, any other party to the policies, is in breach or default of the terms of the policies (including with respect to the payment of premiums or the giving of notices), and to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy, except as would not have a Material Adverse Effect; and to the Company’s Knowledge, no party to the policies has repudiated any provision thereof.

(c) Schedule 5.17 attached hereto describes any self-insurance arrangements affecting the Company or its Subsidiaries during the last seven (7) years. There are no retrospectively rated insurance policies with retrospective premium adjustments or other loss-sharing arrangements now nor have there been any within the last seven (7) years. True, correct and complete copies of all of the policies listed on Schedule 5.17 attached hereto have been furnished to Parent.

(d) The Company has not ever owned an insurance company, owned shares of any insurance company or participated in a “Rent-a-Captive.”

(e) The Company has provided Parent with claims histories for the past year under all business insurance policies held by the Company involving claims in excess of Ten Thousand Dollars ($10,000) and said histories are, to the Company’s knowledge, true and accurate in all material respects.

5.18 Tax Matters. Except as set forth on Schedule 5.18:

(a) The Company has, and by the Closing will have, timely filed all material Tax Returns that they are required to file as of the date of this Agreement and have paid in full all Taxes required to be paid by the Company, as disclosed by such Tax Returns, which Tax Returns are true, correct and complete in all material respects. On or before the Closing Date, the Company will have timely filed all Tax Returns that it will have been required to file on or before the Closing Date and will have paid in full all Taxes required to be paid by it on or before the Closing Date as disclosed by such Tax Returns and said Tax Returns will be true, correct and complete in all material respects. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, nor between the date hereof and the Effective Time will the Company request any extension of time within which to file any Tax Return without promptly delivering to Parent a copy of such request. As of immediately before the Effective Time, there will be no Liens for Taxes on any of the Assets other than Permitted Liens. The Company has never been a member of a group of corporations that file a consolidated Tax Return for federal income Taxes or a member of an Affiliated Group other than a group of which the Company is the common parent.

(b) The Company has complied with all Laws relating to the withholding of Taxes required to be paid or withheld by the Company in all material respects and have, within the manner prescribed by applicable Law, withheld from its employees, customers and any applicable payees and paid over to the proper Governmental Agencies all material amounts required to be withheld and paid over.

(c) The Company has not waived any statute of limitations or otherwise agreed to any extension of time with respect to an assessment or collection of Taxes which is still effective; no Proceedings with the Internal Revenue Service or a state, local or foreign taxing authority are presently pending with regard to Taxes of the Company; the Company has not received written notice of any impending audit relating to the Taxes of the Company which has not yet commenced; and no deficiency for any Taxes required to be paid by the Company has been proposed, asserted or assessed against the Company in writing which has not been resolved and paid in full.

(d) The Company is a not party to any Tax allocation or Tax sharing agreement.

(e) The Company has not been or is currently liable to pay any tax to, or file any Tax Return with, any foreign Governmental Agency.

5.19 Brokerage. Except as disclosed on the attached Schedule 5.19, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company, its Members’ Representative or any member. The Company shall have paid all amounts due by them under the agreements set forth on Schedule 5.19 at or prior to the Closing.

5.20 Undisclosed Liabilities. To the Company’s knowledge, since September 8, 2007, the Company has not incurred any Liability required to be disclosed on a balance sheet or the notes thereto pursuant to GAAP, except for Liabilities:

(a) Reflected, disclosed or reserved against in (i) the balance sheet as of September 8, 2007;

(b) Set forth on Schedule 5.20 attached hereto;

(c) Incurred in the ordinary course of business (but excluding any material Liability arising out of tort, violations of law or breaches of contract); or

(d) Fully satisfied on the Closing Date.

5.21 Information Regarding Managers, Officers, Banks, etc.Schedule 5.21 attached hereto sets forth the following information which is complete and accurate:

(a) The name of each manager and officer of the Company and the offices held by each such Person;

(b) The name of each bank or other financial institution in which the Company has an account or safe deposit box, the identifying numbers or symbols thereof and the name of each Person authorized to draw thereon and/or to have access thereto; and

(c) The name of each Person, if any, holding tax or other powers of attorney from the Company or its Subsidiaries, and a summary statement of the terms thereof.

5.22 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Parent prior to the date hereof and will be delivered to Parent at or prior to Closing, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Those books and records not delivered to Parent at Closing are, and will be at Closing, located at the Company’s facilities in Miami, Florida. The minute books of the Company contains substantially accurate and complete records of all meetings held of, and corporate actions taken by the members, the board of managers or any committee of the board of managers, and no meeting of the members, board of managers or any committee of the board of managers has been held for which minutes have not been prepared and are not contained in such minute books.

5.23 Interest in Customers, Suppliers and Competitors. Except as set forth on Schedule 5.23 attached hereto, to the Company’s Knowledge, no member and no officer or manager of the Company, nor any Affiliate thereof or any member of their respective family, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any business, firm or Person from whom or to whom the Company leases any Asset, or in any other business, firm or Person with whom the Company does business. Except as reflected on the Company Financial Statements, the Company has no outstanding loans to any officer, manager or member of the Company or any member of their respective family, other than short term travel advances made in the ordinary course of business.

5.24 Condition of Assets. The Assets comprise all of the material assets necessary to own and operate the Business as conducted as of the date hereof. The Personal Property, taken as a whole, is in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with manufacturer’s recommendations and consistent with maintenance procedures and policies of companies in the same or similar industry and which are of a similar size.

5.25 INTENTIONALLY DELETED.

5.26 Accounts Receivable. As of the Closing Date, all accounts receivable of the Company and (the “Accounts”) represent valid obligations arising from sales actually made in the ordinary course of business, subject to the reserves set forth in the Company’s books and records.

5.27 INTENTIONALLY DELETED.

5.28 Authorizations. There are no powers of attorney and other authorizations granted to any Person on behalf of the Company.

5.29 Proxy Statement. The information to be supplied by the Company for inclusion in the Proxy Statement to be sent in connection with the meeting of Parent’s shareholders to consider the approval of this Agreement (the “Parent Stockholders’ Meeting”) shall not, on the date the Proxy Statement is first mailed to Parent’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by the Company in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company, its Subsidiaries or any of their Affiliates, officers or director should be discovered by the Company or its Subsidiaries which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company, or any agent or representative thereof which is contained in any of the foregoing documents.

5.30 Advertising and Promotional Expenses. All advertising and media commitments, coupon liabilities, trade promotions, trade allowances, trade discounts, slotting fees and other marketing related obligations or offers of the Company have been entered into or offered in the ordinary course of business consistent with past practice.

5.31 Status of Technology. As of February 8, 2008, the technology necessary to prove the concept and deploy the demonstration phase is working. A test system is operating and streaming on the internet from the Company’s office in Miami. The Company has elected not to deploy this iteration of technology in the field at this time. The Company’s process of exploration of the streaming-equipment marketplace and inquiries of numerous people and companies have revealed hardware options that may increase the reliability, performance, and/or credibility of the specific hardware deployed at remote locations. The process of securing and comparing proposals from vendors of these products is underway. Significant changes to the underlying technology as proposed and presented are not planned. The Company believes that the process currently underway to carefully evaluate all hardware and system-architecture options prior to deployment of the demonstration systems at high-profile locations is in the interest of all concerned. It is anticipated an evaluation process to determine which hardware to deploy in the field will be concluded by early March, with the first demonstration systems installed later in the month.

5.32 Full Disclosure. None of the representations and warranties made by the Company in this Agreement and the schedules delivered to Parent contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to the exceptions set forth in the schedules of Parent and the Merger Subsidiary delivered to the company concurrently with this Agreement (the “Parent Disclosure Schedule”), as an inducement to the Company to enter into this Agreement, Parent represents and warrants to the Company as follows:

6.1 Organization and Power; Subsidiaries and Investments. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its respective obligations hereunder and thereunder including delivery of the Stock Consideration. Parent has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect on Parent. Complete and correct copies of the certificate of incorporation and bylaws of Parent, as amended and currently in effect, have been provided to the Company and Parent is not in violation of any of the provisions of such organization documents. The Merger Subsidiary is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and has not carried on, and prior to the Closing will not carry on, any business or engage in any activities other than those reasonably related to the Merger. Except for the Merger Subsidiary, which is a direct wholly-owned subsidiary of Parent, and Laurentian Peak Capital, Inc., a Florida corporation (“Laurentian Peak Capital”), which is a direct wholly-owned subsidiary of the Parent, the Parent has no subsidiaries and does not own, directly or indirectly, any equity, profit or voting interest in any person or have any agreement or commitment to purchase any such interest and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated.

6.2 Authorization. The execution, delivery and performance by Parent of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby will be, upon approval of Parent’s Stockholders, duly and validly authorized by all requisite corporate action on the part of Parent, and, other than the approval of Parent’s Stockholders, no other corporate act or proceeding on the part of Parent its board of directors is necessary to authorize the execution, delivery or performance of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Parent will each constitute, a valid and binding obligation of Parent, enforceable against Parent in accordance with their terms.

6.3 Capitalization. The authorized capital stock of Parent consists of (i) 950,000,000 shares of Parent Common Stock, of which 51,518,710 shares were outstanding as of September 30, 2007 and (ii) 25,000,000 shares of preferred stock $0.0001 par value, none of which were outstanding as of September 30, 2007. No shares of Parent Common Stock have been issued between September 30, 2007 and the date hereof. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of the date hereof, there are (i) 50,100,000 warrants with an exercise price of $.001 to purchase up to 50,100,000 shares issued in connection with past private placements of the Parent Common Stock (the “Parent Warrants”). Except as described in this Section 6.3 and set forth on Schedule 6.3, there are no other issued or outstanding rights to acquire capital stock from Parent. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects, other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent contract. Parent has delivered to the Company complete and correct copies of the Parent Warrants, including all documents relating thereto. All shares of Parent Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby will, when issued in accordance with the terms hereof, have been duly authorized, be validly issued, fully paid and non-assessable, free and clear of all Liens. Except as set forth in Schedule 6.3, or as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any equity securities of any class of Parent.

6.4 No Breach. The execution, delivery and performance by Parent and the Merger Subsidiary of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under either of its certificate of incorporation or bylaws, any material Law, any material Order or any material Contract to which Parent or the Merger Subsidiary is a party or by which it or its Assets are bound or affected; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any Assets or any of the equity of Parent or the Merger Subsidiary; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, any material Order or any Material Contract to which Parent or the Merger Subsidiary is subject, or by which Parent or the Merger Subsidiary or their Assets are bound or affected, other than the aforementioned required shareholder approval and those matters set forth on Schedule 6.4.

6.5 SEC Filings; Financial Statements.

(a) Parent has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 2003. Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”) prior to the date of this Agreement. As of their respective dates, the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Parent SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) Except as set forth on Schedule 6.5, each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent as of the respective dates or for the respective periods set forth therein, all in conformity with Regulation S-X, Regulation S-B and generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack footnote disclosure. Each set of financial statements of Parent (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of this operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a material adverse effect on Parent taken as a whole.

(c) Except (A) to the extent reflected in the balance sheet of Parent included in the Parent SEC Report last filed prior to the date hereof or (B) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), Parent does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

6.6 Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by Parent in connection with the Merger, or any of the amendments or supplements thereto (as defined below) will, at the time such documents are filed with the SEC, or at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Such documents will each comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

6.7 INTENTIONALY DELETED

6.8 Absence of Certain Developments. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since September 30, 2007, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor has there been (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any class or series of its capital stock or any purchase, redemption or other acquisition by Parent of any class or series of its capital stock or any other securities of Parent, (ii) any split, combination or reclassification of any capital stock, (iii) any granting by Parent of any increase in compensation or fringe benefits and any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement, (iv) any material change by Parent in its accounting methods, principles or practices except as required by concurrent changes in U.S. GAAP, (v) any change in auditors of Parent, or (vi) any issuance of Parent capital stock.

6.9 Investment Company Act. Parent is not, and will not be after the Effective Time, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

6.10 Litigation. There are no claims, suits, actions or Proceedings pending or, to Parent’s Knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or Proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

6.11 No Undisclosed Liabilities. Except as set forth in Schedule 6.11, Parent has no Liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) Liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) Liabilities incurred since March 31, 2007 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent. Merger Subsidiary has no assets or properties of any kind, does not now conduct and has never conducted any/business, and does not now have and will not have at the Closing any obligations or Liabilities of any nature whatsoever except such obligations and Liabilities as are imposed under this Agreement.

6.12 Title to Assets. Except as set forth in Schedule 6.12, Parent does not own or lease any real property or Personal Property. Except as set forth in Schedule 6.12, there are no options or other Contracts under which Parent has a right or obligation to acquire or lease any interest in real property or Personal Property.

6.13 Tax Matters.

(a) Parent has timely filed all Tax Returns required to be filed by Parent with any Tax authority prior to the date hereof. All such Tax Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Tax Returns.

(b) All Taxes that Parent is required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Tax Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f) Parent has no Liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any Liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

(h) Parent has no plan or intention to liquidate Merger Subsidiary following the Merger or cause Merger Subsidiary to sell or otherwise dispose of any assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Sections 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

(i) Following the Merger, Parent will cause Merger Subsidiary to continue the Company’s historic business or to use a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company’s historic business assets and historic business, respectively.

(j) Following the Merger, Merger Subsidiary has no plan or intention to issue additional shares that would result in Parent losing control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

(k) Parent has no plan or intention to reacquire, and, to Parent’s Knowledge, no Person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(2) has a plan or intention to acquire, any of Parent Common Stock issued in the Merger, other than pursuant to a share repurchase program described in Revenue Ruling 99-58.

6.14 Compliance with Laws. Except as set forth in Schedule 6.14, Parent and the Merger Subsidiary have materially complied with and are in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by Parent or the Merger Subsidiary alleging a violation of or Liability or potential responsibility under any such Law or Order. To Parent’s Knowledge, since December 31, 2006, there has been no change in any applicable Laws that would have a Material Adverse Effect and there is no impending change in any applicable Laws that would have a Material Adverse Effect.

6.15 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has, to Parent’s Knowledge, complied with all applicable Environmental Laws; (ii) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (iii) Parent is not subject to any orders, decrees, injunctions or other arrangements with any governmental entity or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

6.16 Proceedings. There are no Proceedings or Orders pending or, to Parent’s Knowledge, threatened against or affecting Parent or the Merger Subsidiary, at Law or in equity, or before or by any Governmental Agency which would adversely affect Parent’s or the Merger Subsidiary’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.17 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Parent or the Merger Subsidiary except as set forth on Schedule 6.17 attached hereto.

6.18 Proprietary Rights. Parent does not own, license or otherwise have any right, title or interest in any Proprietary Rights.

6.19 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or Proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ or NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

6.20 Board Approval. The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the Stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 50% of Parent’s net assets.

6.21 Sarbanes-Oxley; Internal Accounting Controls. Parent is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. Parent’s certifying officers have evaluated the effectiveness of Parent’s disclosure controls and procedures as of the end of the period covered by Parent’s most recently filed periodic report under the Exchange Act (such date, the “ Evaluation Date”). Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

6.22 Listing and Maintenance Requirements. Parent’s Common Stock is registered pursuant to Section 15(d) of the Exchange Act, and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent has not, in the 12 months preceding the date hereof, received notice from the OTC BB to the effect that Parent is not in compliance with the listing or maintenance requirements of the OTC BB. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

6.23 Application of Takeover Protections. Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the parent Charter (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Members as a result of the Merger, including without limitation as a result of the Parent’s issuance of the Parent Common Stock and the Members’ ownership of Parent Common Stock.

6.24 Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and Schedule 6.24(a), there are no Contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (x) creates or imposes a Liability greater than $25,000, or (y) may not be cancelled by Parent on less than thirty (30) days’ or less prior notice (“Parent Contracts”). All Parent Contracts are set forth in Schedule 6.24, other than those that are exhibits to the Parent SEC Reports.

(b) Other than as set forth in Schedule 6.24, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. Correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c) Neither Parent nor, to Parent’s Knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, Contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

6.25 Insurance. Set forth on Schedule 6.25 is a complete list of all liability insurance coverage maintained by Parent which coverage is in full force and effect.

6.26 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s Knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s Knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

6.27 Indebtedness. Parent has no indebtedness for borrowed money.

6.28 Investigation; No Additional Representations; No Reliance, etc. Parent and Merger Subsidiary acknowledge that the Company and its Subsidiaries have not made nor shall they be deemed to have made any representation or warranty, express or implied, with respect to themselves, the Business or the transactions contemplated by this Agreement, other than those explicitly set forth in Article V of this Agreement. Parent and the Merger Subsidiary acknowledge and agree that (a) they have made their own inquiry and investigation into the Business and the Company and its Subsidiaries, (b) they have been, or pursuant to the terms of this Agreement, will be, furnished with, or given adequate access to such information about the Business and the Company as they have requested except as otherwise indicated herein, and (c) except for Parent and the Merger Subsidiary’s rights to terminate this Agreement in accordance with Section 10.1 or pursue remedies available under common law or applicable statutes in respect of claims of fraud, neither Parent nor Merger Subsidiary shall assert any claim for any matter arising out of this Agreement against the Company or its Subsidiaries or their respective directors, officers, Members, or any Affiliates of any of the foregoing.

6.29 Full Disclosure. None of the representations and warranties made by Parent in the Agreement and the Schedules, certificates and other documents delivered to the Company and/or the Member’s Representative contain, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY

Subject to the exceptions set forth in the schedules of Parent and the Merger Subsidiary delivered to the company concurrently with this Agreement (the “Parent Disclosure Schedule”), as an inducement to the Company to enter into this Agreement, Parent and the Merger Subsidiary represent and warrant to the Company as follows:

7.1 Organization and Power; Reporting. The Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Merger Subsidiary is a direct, wholly-owned subsidiary of Parent. The Merger Subsidiary has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

7.2 Authorization. The Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Merger Subsidiary of this Agreement and the consummation by the Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Merger Subsidiary. Parent, in its capacity as sole member of the Merger Subsidiary, has approved this Agreement and the other transactions contemplated hereby as required by the Florida Business Corporation Act. This Agreement has been duly executed and delivered by the Merger Subsidiary and constitutes a valid and binding agreement of the Merger Subsidiary, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

7.3 Non-Contravention. The execution, delivery and performance by the Merger Subsidiary of this Agreement and the consummation by the Merger Subsidiary of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or the bylaws of the Merger Subsidiary.

7.4 No Business Activities. The Merger Subsidiary has not conducted any activities other than in connection with the organization of the Merger Subsidiary, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. The Merger Subsidiary has no subsidiaries.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1 Preparation of Proxy Statement.

(a) As soon as practicable following the date of this Agreement, Parent shall, with the cooperation of the Company, prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (the “Proxy Statement”) in preliminary form. The Proxy Statement shall:

(i) request approval of the Merger and this Agreement from Parent’s Stockholders upon the terms set forth herein;

(ii) request approval from Parent’s Stockholders for an incentive stock option plan in form and substance acceptable to the Members’ Representative, Parent and Company (“Stock Option Plan”) to provide for, among other things, the reservation of a sufficient number of shares of Parent Common Stock for issuance thereunder for such number of shares which shall equal 5% of the Parent’s shares outstanding at the Effective Time;

(iii) request approval from Parent’s Stockholders to elect the Members’ Representative Directors, the Parent Directors and the Independent Director; and

(iv) request such other approvals as the parties may determine are necessary or desirable. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger.

The Proxy Statement shall be filed in preliminary form in accordance with the Exchange Act, and each of Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent shall use its reasonable best efforts to (1) prepare and file with the SEC the definitive Proxy Statement, (2) cause the Proxy Statement, including any amendment or supplement thereto to be approved by the SEC, and (3) to cause the definitive Proxy Statement to be mailed to Parent’s Members as promptly as practicable after the SEC has approved them. Parent shall notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and each of Parent and the Company shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) The parties hereto shall use all reasonable efforts to have the Proxy Statement approved by the SEC as promptly as practicable after such filing. Parent and its counsel shall obtain from the Company such information required to be included in the Proxy Statement and, after consultation with the Company and its counsel, respond promptly to any comments made by the SEC with respect to the Proxy Statement. Parent shall allow the Company’s full participation in the preparation of the Proxy Statement and any amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto. The Company’s independent accountants shall assist Parent and its counsel in preparing the Proxy Statement and acknowledge that a substantial portion of the Proxy Statement shall include disclosure regarding the Company, its management, operations and financial condition. The Company shall furnish consolidated audited financial statements for the fiscal years ended December 31, 2006 and December 31, 2005 as soon as they become available, and such unaudited financial statement as may be required under the rules and regulations of the SEC for inclusion in the Proxy Statement; provided, however, to the extent an audit is required to be undertaken by an independent auditing firm registered with the Public Company Accounting Oversight Board, Parent shall pay the expenses of such audit (the “Audit Costs”). The Members’ Representative shall make himself available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments from the SEC. All information regarding the Company, its management, operations and financial condition, including any material Contracts required to be filed as part of the Proxy Statement (for purposes hereof referred to collectively as “Company Information”) shall be true and correct in all material respects and shall not contain any misstatements of any material information or omit any material information regarding the Company. Prior to the filing of the Proxy Statement with the SEC and each amendment thereto, the Members’ Representative shall confirm in writing to Parent and its counsel that it has reviewed the Proxy Statement (and each amendment thereto) and approved the Company Information contained therein.

(c) If, prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s Stockholders.

(d) If, prior to the Effective Time, any event occurs with respect to Parent or Merger Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s Stockholders.

(e) Parent shall, promptly after the date hereof, take all action necessary to duly call, give notice of, convene and hold a meeting of its Stockholders (the “Parent Stockholder Meeting”) as soon as practicable after the Proxy Statement is approved by the SEC. Parent shall consult with the Company on the date for Parent Stockholder Meeting. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s Stockholders as soon as practicable after the Proxy Statement is approved. Parent shall, through Parent’s board of directors, recommend to its Stockholders that they give the Parent Stockholder Approval, except to the extent that Parent’s board of directors shall have withdrawn its approval or recommendation of this Agreement and the Merger, which withdrawal may be made only if deemed by Parent’s board of directors to be necessary in order to comply with its fiduciary duties. Notwithstanding any other provision thereof, Parent shall not be restricted from complying with any of its obligations under the Exchange Act.

(f) During the term of this Agreement, the Company shall not take any actions to exempt any Person other than Parent and Merger Subsidiary from the threshold restrictions on Company Membership Interest ownership or any other anti-takeover provision in the Company’s articles of formation, or make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Alternative Transaction.

(g) Parent shall comply with all applicable federal and state securities laws in all material respects.

(h) The Company and Parent mutually agree that prior to the filing of a definitive Proxy Statement with the SEC under this Article VIII, Parent shall obtain new financial statements of the Company for the fiscal years ended December 31, 2006 and 2005 prepared in accordance with SEC Regulations S-K and S-X (“New Financial Statements”) by an independent auditing firm which is registered with the PCAOB (“New Auditors”). The fees incurred with respect to the New Financial Statements (the “Audit Costs”) shall be paid by Parent. The Company and its executive officers and agents shall cooperate in good faith with the New Auditors and Parent to enable Parent and the New Auditors to complete the New Financial Statements. The parties agree to use their best efforts to complete the New Financials as soon as reasonably possible. Parent shall be responsible for the costs and expenses of such New Financial Statements.

8.2 Access to Information. (a) Upon reasonable notice, Company shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, Contracts, commitments, records, officers and employees as Parent may reasonably request and, during such period, Company shall furnish promptly to Parent (a) a copy of each report, schedule and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state laws, as applicable (other than documents which Company is not permitted to disclose under applicable Law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as Parent may reasonably request; provided, however, that Company may restrict the foregoing access to the extent that any Law, treaty, rule or regulation of any Governmental Entity applicable to Company requires Company to restrict access to any properties or information. Parent will hold any such information that is non-public in confidence. Any investigation by Parent shall not affect the representations and warranties of Company.

(b) Upon reasonable notice, Parent and the Merger Subsidiary shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company reasonable access during normal business hours, during the period prior to the Effective Time, to such of their properties, books, Contracts, commitments, records, officers and employees as the Company may reasonably request and, during such period, Parent shall furnish promptly to the Company (a) a copy of each report, schedule and other document filed, published, announced or received by it or any of its Subsidiaries during such period pursuant to the requirements of Federal or state laws, as applicable (other than documents which Parent is not permitted to disclose under applicable Law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as the Company may reasonably request; provided, however, that Parent may restrict the foregoing access to the extent that any Law, treaty, rule or regulation of any Governmental Entity applicable to Parent requires Parent to restrict access to any properties or information. The Company will hold any such information that is non-public in confidence. Any investigation by the Company shall not affect the representations and warranties of Parent.

8.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Agency in order to consummate the Merger and the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the Merger and the other transactions contemplated by this Agreement. The Company shall provide Parent with the opportunity to participate in any meeting or substantive telephone call with any Governmental Agency in respect of any filings, investigations or other inquiry in connection with the transactions contemplated hereby.

8.4 No Solicitation of Transactions. (b) The Company agrees that the Company or any of its respective officers and managers shall not, and that it shall use its commercially reasonable efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, except as set forth in Schedule 8.4 of the Company Disclosure Schedule, (A) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any purchase, transfer or sale of the assets of it, or any purchase or sale of, or tender or exchange offer for, its voting securities (any such proposal, offer or transaction (other than a proposal or offer made by one party to this Agreement to the other party to this Agreement or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (B) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (C) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) Parent and the Merger Subsidiary agree that Parent, Merger Subsidiary or any of their respective officers and directors shall not, and that they shall use their commercially reasonable efforts to cause their employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (A) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal, (B) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (C) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(c) The parties shall promptly (within 24 hours) notify the other parties in the event that any party or any of their respective Subsidiaries, officers, directors or agents (I) receive any Acquisition Proposal, (II) receives any request for information relating to such party or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, (III) receives any inquiry or request for discussions or negotiations regarding an Acquisition Proposal or (IV) enters into a confidentiality agreement in connection with discussions related to or in contemplation of an Acquisition Proposal. Each party will notify the other parties promptly (within 24 hours) of the identity of any Person making any request or proposal referenced in (I), (II), (III) or (IV) and provide a copy of such Acquisition Proposal, inquiry or request, including the pricing and other material terms and conditions (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request), including any material modifications thereto. From and after the date hereof until the date of Closing or termination of this Agreement, each party shall keep the other parties reasonably informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including pricing and other material terms and conditions thereof and of any material modification thereto), and any material developments (including through discussions and negotiations), including furnishing copies of any written inquiries, correspondence and draft documentation).

8.5 Employee Benefits Matters. If any employees of the Company as of the Effective Time (each, a “Company Employee”) become a participant in a benefit plan sponsored or maintained by Parent or the Surviving Company (the “Parent Plans”), in accordance with the eligibility criteria of such Parent Plans, subject to the Company providing Parent sufficient information to determine the following (i) such participants shall receive full credit for all service with the Company prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual) subject to applicable Laws, to the extent such service is taken into account under such Parent Plans and under a comparable Company Plan, (ii) such participants shall participate in the Parent Plans on terms no less favorable than those offered by Parent to their similarly-situated employees, (iii) to the extent permitted by Law, such participants and their covered dependents shall have all pre-existing condition exclusions of such Parent Plans waived to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such participants and their covered dependents immediately prior to the Effective Time under the corresponding Company Plan; and (iv) with respect to any Parent Plan that provides medical or health benefits, such Company Employees (and their eligible dependents) shall be given credit for co-payments made, amounts credited towards deductibles, co-insurance and out-of-pocket maximums under the corresponding Company Plan (i.e., under the same type of Plan such as a point of service plan) in the calendar year in which such Company Employee becomes a participant in such Parent Plans; provided that the foregoing (i) through (iv) shall be subject to the Company providing to Parent sufficient information to make such determinations. Parent shall, or shall cause the Surviving Company to, permit each Company Employee who remains employed with Parent or the Surviving Company to use all unused vacation, sick leave and paid time off accrued by such Company Employee under Company Plans prior to the Effective Time to the extent accrued on the balance sheet contained in the Unaudited Company Financials. Nothing in this Section 8.5 shall (x) require Parent or the Surviving Company to provide any particular employee benefit plans to Company Employees, (y) limit the Surviving Company’s ability to amend or terminate any benefit plan or arrangement or (z) limit the right of Parent, the Surviving Company or any of their Subsidiaries to terminate the employment of any Company Employee at any time.

8.6 Notification of Certain Matters. The Company shall use commercially reasonable efforts to give prompt notice to Parent, and Parent shall use commercially reasonable efforts to give prompt notice to the Company, to the extent that either acquires actual Knowledge of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure of Parent, Merger Subsidiary or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.7 Public Announcements. Parent and the Company shall develop a joint communications plan and each party shall (a) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company shall consult with Parent for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communication that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act). Parent and the Company shall mutually agree upon the form and content of any such press release, public statement or communication by Parent, the Merger Subsidiary or the Company, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by applicable Law, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party.

8.8 Affiliates. Promptly after execution and delivery of this Agreement, the Company shall deliver to Parent a letter identifying all persons who, to the best of Company’s Knowledge, may be deemed as of the date hereof “affiliates” of the Company for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof until the Effective Time.

8.9 Takeover Statutes. The Company and its board of directors shall, if any takeover statute or similar statute or regulation of any state becomes or may become applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, grant such approvals and take such actions as are necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

8.10 Transfer Taxes. Each of Parent, Merger Subsidiary and the Company shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the Merger and the other transactions contemplated hereby.

8.11 Additional Tax Matters. Neither Parent nor any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from so qualifying.

8.12 Directors and Officers of Parent and Surviving Company After the Merger. Prior to the Effective Time, Parent shall take all necessary action so that, effective at the Closing, (i) the Board of Directors of Parent shall be reconstituted and pursuant to the Parent Charter and bylaws, shall be fixed at a total of five (5) persons and shall consist of the persons designated pursuant to Section 2.7(a) of the Agreement; and (ii) the board of directors of Surviving Company shall be fixed at a total of six (6) persons and shall consist of the persons designated pursuant to Section 2.7(a) of the Agreement.

ARTICLE IX
POST CLOSING COVENANTS

9.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under Article X below). The Company acknowledges and agrees that from and after the Closing, Parent will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company; provided, however, that after Closing, Parent shall provide to the Company Members reasonable access to and the right to copy such documents, books, records (including tax records), agreements, and financial data where the Company Members have a legitimate purpose, including without limitation, in the event of an internal revenue service audit.

9.2 Tax-Free Reorganization Treatment. The parties hereto shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Unless required by law, each of Parent, Merger Subsidiary and the Company shall not file any Tax Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code.

9.3 Headquarters of Parent and Surviving Company. Following the Effective Time, the headquarters and the principal executive offices of Parent shall be in Miami, Florida and the headquarters and the principal executive offices of the Surviving Company shall be in Miami, Florida.

9.4 Indemnification of Directors and Officers of the Company. From and after the Effective Time, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the “Indemnified Directors and Officers”) and any indemnification or expense advancement provisions under the Company’s certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Company will contain provisions with respect to exculpation and indemnification and expense advancement that are at least as favorable to the Indemnified Directors and Officers as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by Law.

9.5 Continuity of Business Enterprise. Parent will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Reg. §1.368-1(d), except that Parent may transfer the Company’s historic business assets (i) to a corporation that is a member of Parent’s “qualified group,” within the meaning of Reg. §1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Parent’s “qualified group” have active and substantial management functions as a partner with respect to the Company’s historic business or (B) members of Parent’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in the Company’s historic business, in each case within the meaning of Reg. §1.368-1(d)(r)(ii).

9.6 Substantially All Requirement. Following the Merger, to the Knowledge of Parent, Surviving Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Company immediately prior to the Effective Time, and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Merger Subsidiary immediately prior to the Effective Time. Insofar as this representation is dependent upon actions of the Company prior to the Merger, Parent and Merger Subsidiary have assumed that the Company will take no action prior to the Merger that will cause the Company not to hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets immediately prior to the Effective Time. For purposes of this Section 9.6, cash or other property paid by the Company or Merger Subsidiary to Members, or used by the Company or Merger Subsidiary to pay reorganization expenses, or distributed by the Company or Merger Subsidiary with respect to or in redemption of its outstanding stock, other than regular dividends paid in the ordinary course and other than cash or other property transferred by Parent to Merger Subsidiary in pursuance of the plan of Merger immediately preceding, or in contemplation of, the Merger are included as assets held by the Company and Merger Subsidiary immediately prior to the Effective Time. Additionally, Parent has not participated in any plan of the Company to effect (i) any distribution with respect to any Company stock (other than regular dividend distributions made in the ordinary course), or (ii) any redemption or acquisition of any Company stock (other than in the Merger).

9.7 Additional Distributions to the Members. Within 60 days following the Closing, and no later than April 1, 2008, Parent shall cause the Company to deliver to the Members an amount, in immediately available funds, on a pro-rata basis allocated to each Member in accordance with the Allocation Agreement equal to:

(a) the net taxable income of the Company for the taxable period ending December 31, 2007 (or such period up to the Closing Date if the Closing occurs prior to December 31, 2007);

(b) the net taxable income of the Company for the period from January 1, 2008 to the Closing Date, in the event the Closing Date has not occurred prior to December 31, 2007; and

(c) the estimated Tax Liability of each Member, based upon a taxable rate of 40%, for the payments received under clauses (a) and (b) above;

Provided, however, any such payments shall be reduced by amounts paid to the Members under Section 4.1(c)(ii) above.

9.8 Key Man Life Insurance. Within 180 days following the Closing, the Parent shall cause the Company to use commercially reasonable efforts to obtain “key man” life insurance policies covering each of Brian Norcross and Max Mayfield in an amount to be determined by the Parent.

ARTICLE X
TERMINATION AND AMENDMENT

10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) By mutual written consent of Parent, the Merger Subsidiary and the Company;

(b) By Parent or the Company, if the Merger shall not have been consummated on or before March 31, 2008 or if any permanent injunction or other Order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party if such party’s action or failure to act has been the principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(c) By the Company, if (i) prior to the Closing Date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or the Merger Subsidiary contained in this Agreement or any representation or warranty of Parent or Merger Subsidiary shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing Date by Parent or is not cured within thirty (30) days of notice of such breach, (ii) any of the conditions set forth in Sections 3.1, 3.2(d) or 3.3 shall have become incapable of fulfillment; (iii) Parent has not filed its preliminary Proxy Statement with the SEC within a reasonable time of Parent’s receipt of the New Financial Statements, through no fault of the Company or such Proxy Statement has not been approved by the SEC by April 15, 2008; (iv) Parent has not held its Parent Members Meeting to approve the Merger within forty-five (45) days of approval of the Proxy Statement by the SEC; (v) Parent’s board of directors has withdrawn or changed its recommendation to its Members regarding the Merger; or (vi) this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock under the Parent Charter;

(d) By Parent, if (i) prior to the Closing Date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement or any representation or warranty of the Company shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing Date by the Company or is not cured within thirty (30) days of notice of such breach; or (ii) any of the conditions set forth in Sections 3.1, 3.2 or 3.3(d) shall have become incapable of fulfillment; or

(e) In the event that the New Financial Statements reflect a material adverse change in the financial condition of the Company when compared to the compiled balance sheet of the Company previously delivered to Parent as of September 8, 2007, then Parent shall have the right to terminate this Agreement upon 10 days prior notice. For purposes of this Section 10.1(e), the phrase “material adverse change” shall mean either (i) a change of 10% or more in the previously reported gross revenue, net income, accounts receivable or liabilities of the Company or (ii) any change which adversely impacts the financial condition of the Company. Notwithstanding the foregoing, if Parent terminates this Agreement pursuant to this Section 10.1(e), Parent shall be responsible for the costs and expenses of such New Financial Statements.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, the obligations of the parties under this Agreement shall terminate and there shall be no Liability on the part of any party hereto, except for the obligations in the confidentiality provisions hereof, the obligations in Section 8.1(h) hereof and all of the provisions of Section 10.1(e), Section 10.2, Section 10.3 and Section 12.10; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

10.3 Fees and Expenses. Except with respect to the Audit Costs set forth in Section 8.1(b), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, in the event that the Merger is consummated, all Liabilities of the Company shall continue as Liabilities of the Company as the Surviving Company and as a direct, wholly-owned subsidiary of Parent.

ARTICLE XI
REMEDIES FOR BREACH OF AGREEMENT

11.1 Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder (unless the non-breaching party had received from the breaching party written notice of any misrepresentation or breach of warranty prior to the time of Closing and expressly waived in writing such breach or misrepresentation) and continue in full force and effect for the period commencing on the date hereof until the date which is ten (10) Business Days after Parent’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 is filed with the SEC (“Survival Period”), but in no event later than April 30, 2009.

11.2 Indemnification.

(a) Indemnification Provisions for Benefit of Parent. In the event that the Company violates, misrepresents or breaches (or in the event any third party alleges facts that are ultimately proven or conceded to represent a Company violation, misrepresentation or breach) any of its representations, warranties, and covenants contained herein including, without limitation, the covenants and agreements of the Company to provide Company Information contained in Section 8.1(b) hereof and, if there is an applicable Survival Period pursuant to Section 11.1 above, provided that the Parent Representative makes a written claim for indemnification against the Company pursuant to Section 11.6 below within the Survival Period, then the Indemnifying Members agree to indemnify Parent from and against the entirety of any Adverse Consequences that Parent may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Parent may suffer after the end of any applicable Survival Period) resulting from, arising out of, relating to, in the nature of, or caused by the violation, misrepresentation or breach. Any Liability incurred by the Indemnifying Members pursuant to the terms of this Article XI shall be limited, and paid by, the Indemnifying Members to Parent in accordance with this Section 11 which shall represent, except in the event of actual fraud by the Company, the sole and exclusive source for payment of any indemnification obligations of the Indemnifying Members. All determinations relating to the submission of claims for the benefit of Parent hereunder shall be determined, in good faith, solely by the nominees of Parent to the Board of Directors.

(b) Indemnification Provisions for Benefit of the Members. Parent will indemnify and hold harmless each Member from and against and shall pay to the relevant Member the amount of any and all Adverse Consequences incurred by such Member arising directly or indirectly from or in connection with:

(i) any breach or failure by Parent or the Merger Subsidiary to perform any of its covenants or other obligations in this Agreement; and

(ii) any breach of any representation or warranty of Parent or the Merger Subsidiary contained in this Agreement.

11.3 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article XI, then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party in writing (an “Indemnification Notice”); provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) Business Days (or earlier in the event the underlying Third Party claim requires action) after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event that any of the conditions in Section 11.3(b) above fail to be complied with, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article XI.

(e) Notwithstanding anything to the contrary contained in this Article XI, Parent, the Company and Merger Subsidiary shall not settle and pay any Third Party Claim unless and until Parent shall have obtained the prior written consent of the Members’ Representative to such settlement which consent the Members’ Representative shall not unreasonably withhold or delay.

11.4 Determination of Adverse Consequences. All claims for indemnification payments under this Article XI shall be made in good faith and although a claim may be made hereunder, no payments shall be made for the benefit of the Indemnified Party until the Indemnified Party has incurred actual out-of pocket expenses.

11.5 Members’ Representative and Parent Representative.

(i) Mr. Brian Norcross is hereby constituted and appointed jointly as the Members’ Representative for and on behalf of the Indemnifying Members to give and receive notices and communications, to object to such deliveries, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims (including Third Party Claims), and to take all actions necessary or appropriate in the judgment of the Members’ Representative for the accomplishment of the foregoing. Such agency may be changed by from time to time upon not less than ten (10) days’ prior written notice, executed by the Members’ Representative, to the Parent Representative. No bond shall be required of the Members’ Representative, and the Members’ Representative shall receive no compensation for his services. Notices or communications to or from the Members’ Representative shall constitute notice to or from Company and each of the Indemnifying Members.

(ii) The Members’ Representative shall not be liable for any act done or omitted hereunder as Members’ Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Indemnifying Members shall severally indemnify the Members’ Representative and hold her harmless against any loss, Liability, or expense (including legal and accounting fees) incurred without gross negligence or bad faith on the part of the Members’ Representative and arising out of or in connection with the acceptance or administration of her duties hereunder.

(iii) A decision, act, consent or instruction of the Members’ Representative shall constitute a decision of all Indemnifying Members and shall be final, binding, and conclusive upon each such Indemnifying Member, and Parent may rely upon any decision, act, consent, or instruction of the Members’ Representative as being the decision, act, consent or instruction of each and every such Indemnifying Member.

(iv) Robert Wineberg is hereby constituted and appointed jointly as the Parent Representative (the “Parent Representative”) for and on behalf of Parent to give and receive notices and communications, to negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims (including Third Party Claims), and to take all actions necessary or appropriate in the judgment of the Parent Representative for the accomplishment of the foregoing. Such agency may be changed by from time to time upon not less than ten (10) days’ prior written notice, executed by the Parent Representative, to the Members’ Representative. No bond shall be required of the Parent Representative, and the Parent Representative shall receive no compensation for his services. Notices or communications to or from the Parent Representative shall constitute notice to or from Parent.

(v) The Parent Representative shall not be liable for any act done or omitted hereunder while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Parent shall indemnify the Parent Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Parent Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(vi) A decision, act, consent or instruction of the Parent Representative shall constitute a decision of Parent under this Article XI and shall be final, binding, and conclusive upon Parent. The Members’ Representative and the Indemnifying Members may rely upon any decision, act, consent, or instruction of the Parent Representative as being the decision, act, consent or instruction of Parent.

11.6 Determination/Resolution of Claims.

(a) If an Indemnified Party wishes to make a claim for indemnification against an Indemnifying Party, such Indemnified Party shall deliver the Indemnification Notice to the Indemnifying Party on or before the expiration of the Survival Period. Such Indemnification Notice shall contain the amount of Adverse Consequences for which the Indemnified Party is seeking indemnification and shall set forth the reasons therefore in reasonable detail.

(b) Unless the Members’ Representative shall notify Parent in writing within thirty (30) days after receipt of an Indemnification Notice that the Members’ Representative objects to any claim for indemnification set forth therein, which notice shall include a reasonable explanation of the basis for such objection, then such indemnification claim shall be deemed to be accepted by the Members’ Representative. If the Members’ Representative shall timely notify Parent in writing that it objects to any claim for indemnification made in such an Indemnification Notice, Parent shall have fifteen (15) days from receipt of such notice to respond in a written statement to such objection. If after thirty (30) days following receipt of Parent’s written statement, there remains a dispute as to any indemnification claims set forth in the Indemnification Notice, the Members’ Representative and the Parent Representative shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Members’ Representative and the Parent Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(c) If the Members’ Representative and the Parent Representative cannot resolve a dispute during the sixty-day period (or such longer period as the parties may agree to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in Miami-Dade County, Florida, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The Members’ Representative and the Parent Representative shall attempt to agree upon an arbitrator. In the event that the Members’ Representative and the Parent Representative are unable to agree upon an arbitrator within ten (10) days after the date on which the disputed matter may, under this Agreement, be submitted to arbitration, then either the Members’ Representative or the Parent Representative, upon written notice to the other, may apply for appointment of such arbitrator by the American Arbitration Association. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of the other expenses associated with the arbitration. The arbitrator shall render his decision within ninety (90) days after his appointment; such decision shall be in writing and shall be final and conclusive on the parties.

11.7 Indemnification Threshold and Cap.

(a) Notwithstanding anything to the contrary contained herein, no Person or Party shall have any obligation to indemnify Parent or the Company, as the case may be, from and against any Adverse Consequences caused proximately by the breach of any representation or warranty of Parent or the Company hereunder, as the case may be, until Parent or the Company, as the case may be, has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of $250,000 in the aggregate, with no single Adverse Consequence being valued at less than $50,000. Notwithstanding the foregoing, once the threshold referred to in the prior sentence is met, any Person or Party having an obligation to indemnify shall indemnify Parent or the Company from dollar one.

(b) Notwithstanding anything to the contrary contained herein, no Person or Party shall have any obligation to indemnify Parent or the Company, as the case may be, from and against any Adverse Consequences caused proximately by the breach of any representation or warranty of Parent or the Company hereunder, as the case may be, in excess of an amount equal to US $1,000,000.

11.8 Other Indemnification Provisions.

(a) Any Indemnified Party seeking indemnification under this Article XI shall be required to take all reasonable actions to mitigate the damages associated with the Adverse Consequences.

(b) Notwithstanding any provision contained in this Agreement, no indemnification claim shall be maintained by any party for breach of representations or warranties of the other party if such claiming party had knowledge of the breach of the representations and warranties on or before the Closing.

(c) No recovery for indemnification shall include recovery for special, incidental, punitive or consequential damages. All claims for indemnification shall be subject to reduction or offset for any tax benefits associated with or insurance proceeds applicable to the claim.

ARTICLE XII
MISCELLANEOUS

12.1 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Parent, the Merger Subsidiary, the Company and the Members’ Representative (on behalf of the Members). No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

12.2 Notices. All notices, demands and other communications to be given or delivered to Parent, the Company or any Member under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to any Member, or prior to the Closing, to Members’ Representative:

Mr. Brian Norcross 1900 Purdy Ave. #1412 Miami Beach, FL 33139 Facsimile No: 206.350.6186

with a copy to:

ZIGLAW 4500 Biscayne Boulevard, Suite 201 Miami, Florida 33137 Attention: John A. Gelety, Esq. Facsimile No: 305.604.9945

If to the Company prior to the Closing, to:

America’s Emergency Network, LLC 4770 Biscayne Blvd. Suite 940 Miami, FL 33137 Facsimile No: 206.350.6186 Attention: Brian Norcross

with a copy to:

ZIGLAW 4500 Biscayne Boulevard, Suite 201 Miami, Florida 33137 Attention: John A. Gelety, Esq. Facsimile No: 305.604.9945

If to Parent or the Merger Subsidiary, to:

Brampton Crest International, Inc. c/o: Kramer Weisman and Associates, LLP 12515 Orange Drive, Suite 814 Davie, FL 33330 Attention: Brad Hacker Facsimile No: 954.475.1221

with a copy to:

Hinshaw & Culbertson LLP 1 East Broward Blvd. Suite 1010 Fort Lauderdale, FL 33301 Attention: Ross H. Manella, Esquire Facsimile No: 954.467.1024

12.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto.

12.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

12.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

12.7 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees, creditors of the Members or Members of any of the parties (other than the Members).

12.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Memorandum of Understanding dated August 25, 2007.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

12.10 Directors and Officers Insurance.

(a) From and after the Effective Time, Parent shall, to the fullest extent permitted by law, for a period of five years from the Effective Time, honor all of Parent’s and Company’s respective obligations to indemnify and hold harmless each present and former director and officer of either party (hereinafter collectively referred to as the ‘‘Indemnified Parties’’), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent that such obligations to indemnify and hold harmless exist on the date hereof.

(b) The provisions of this Section 12.10 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

12.11 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any party’s agreement to arbitrate) as described in Section 11.6(b), to the extent permitted by Law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any state court sitting in the State of Florida or United States federal court sitting in Miami-Dade County, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

COMPANY: AMERICA’S EMERGENCY NETWORK, LLC

By:
Name: Brian Norcross
Title: President

MEMBERS’ REPRESENTATIVE:

Brian Norcross

MEMBERS: BRYAN NORCROSS CORPORATION

By:
Name: Brian Norcross
Title: President

MAX MAYFIELD AND ASSOCIATES, LLC

By:
Name: Max Mayfield
Title: President

RMS ASSOCIATES, LLC

By:
Name: Matthew Straeb
Title: Manager

ADAMS FAMILY COMPANY, LLC

By:
Name: Robert Adams
Title: Manager

PARENT: BRAMPTON CREST INTERNATIONAL, INC.

By:
Name:
Title:

MERGER SUBSIDIARY: BRAMPTON ACQUISITION SUBSIDIARY CORP.

By:
Name:
Title:

Exhibit A
Max Mayfield Employment Term Sheet

Exhibit B
Brian Norcross Employment Term Sheet

Exhibit C
Form Voting Trust Agreement

Exhibit D
Form Lock-Up Agreement

SCHEDULE 6.3

SCHEDULE 6.4

SCHEDULE 6.5

SCHEDULE 6.11

LIABILITIES

SCHEDULE 6.12

REAL PROPERTY OR PERSONAL PROPERTY

SCHEDULE 6.14

SCHEDULE 6.17

BROKERAGE COMMISSIONS

FINDERS FEES

SCHEDULE 6.24

PARENT CONTRACTS

SCHEDULE 6.25

INSURANCE